Exhibit 99.1
FOR IMMEDIATE RELEASE
STONERIDGE REPORTS IMPROVED 4TH-QUARTER AND FULL-YEAR 2007 RESULTS
• Fourth-quarter Net Income up Dramatically on 8.3% Sales Increase
• Full-year 2007 Net Income per Diluted Share Increases to $0.71, up 12.7% from 2006
WARREN, Ohio – January 31, 2008 – Stoneridge, Inc. (NYSE: SRI) today announced net sales of
$185.5 million and net income of $6.5 million, or $0.28 per diluted share, for the fourth quarter ended December 31, 2007.
Net sales increased $14.3 million, or 8.3 percent, to $185.5 million, compared with $171.2 million for the fourth quarter of 2006.
Net income for the fourth quarter was $6.5 million, or $0.28 per diluted share, compared with $1.5 million, or $0.06 per diluted share, in the fourth quarter of 2006.
The improvement in fourth-quarter results was primarily attributable to new program sales of electronics in Europe and North America and a more favorable sales mix in the Company’s North America electronics business. These improvements were accomplished in spite of the approximate 42% fourth-quarter decline in the medium- and heavy-duty truck market in North America.
“The 2007 results reflect our organization’s responsiveness to meeting the challenges of the market, especially the decline in the North America commercial vehicle market, and our continuing focus on improving the operating performance of the Company,” said John C. Corey, president and chief executive officer. “We made significant progress in improving our profitability and generating cash in 2007. We look forward to continuing the execution of our operating and restructuring plan in 2008.”
For the year ended December 31, 2007, net sales were $727.1 million, an increase of $18.4 million compared with $708.7 million for the year ended December 31, 2006. The improvement in net sales was predominantly attributable to new activity in the Company’s European and North American commercial vehicle businesses and emissions sensing in our North American light vehicle business and favorable foreign exchange translation. These improvements were partially offset by lower medium- and heavy-duty truck production volume in the North American market. Net income for 2007 was $16.7 million, a 14.9% increase from net income of $14.5 million in 2006. Net income per diluted share increased 12.7% to $0.71 in 2007, compared with $0.63 per diluted share in 2006.
Full-year 2007 net income includes pre-tax restructuring expense of approximately $1.0 million for the Company’s previously announced restructuring initiatives. Stoneridge began these initiatives in the fourth quarter of 2007 and expects to substantially complete them by the fourth quarter of 2008. The Company anticipates incurring total pre-tax charges of approximately $9.0 million to $13.0 million in 2008 for the restructuring after the expected benefit of a facility sale. Stoneridge expects to generate annual savings of $8.0 million to $12.0 million beginning in 2009 as a result of these initiatives.
Net cash provided by operating activities for the year ended December 31, 2007 was $33.5 million, compared with $46.5 million for the year ended December 31, 2006. The decrease in cash provided by operating activities was primarily due to higher working capital requirements related to an increase in sales in the electronics segment to customers with contractually longer payment terms.
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Outlook
Because of the previously announced IPO transaction filing of the Company’s PST Eletrônica S.A. joint venture in Brazil, Stoneridge is not providing earnings guidance for the year 2008 at this time due to the volatility and uncertainty in the capital and equity markets. “For 2008, we expect to continue making the progress that we exhibited during 2007 with our previously announced restructuring plans,” Corey said.
Conference Call on the Web
A live Internet broadcast of Stoneridge’s conference call regarding 2007 fourth-quarter results can be accessed at 11 a.m. Eastern time on Thursday, January 31, 2008, at www.stoneridge.com, which will also offer a webcast replay.
About Stoneridge, Inc.
Stoneridge, Inc., headquartered in Warren, Ohio, is an independent designer and manufacturer of highly engineered electrical and electronic components, modules and systems principally for the automotive, medium- and heavy-duty truck, agricultural and off-highway vehicle markets. Additional information about Stoneridge can be found at www.stoneridge.com.
Forward-Looking Statements
Statements in this release that are not historical fact are forward-looking statements, which involve risks and uncertainties that could cause actual events or results to differ materially from those expressed or implied in this release. Things that may cause actual results to differ materially from those in the forward-looking statements include, among other factors, the loss of a major customer; a significant change in automotive, medium- and heavy-duty truck or agricultural and off-highway vehicle production; a significant change in general economic conditions in any of the various countries in which the Company operates; labor disruptions at the Company’s facilities or at any of the Company’s significant customers or suppliers; the ability of the Company’s suppliers to supply the Company with parts and components at competitive prices on a timely basis; customer acceptance of new products; and the failure to achieve successful integration of any acquired company or business. In addition, this release contains time-sensitive information that reflects management’s best analysis only as of the date of this release. The Company does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release. Further information concerning issues that could materially affect financial performance related to forward-looking statements contained in this release can be found in the Company’s periodic filings with the Securities and Exchange Commission.
For more information, contact:
Kenneth A. Kure, Corporate Treasurer and Director of Corporate Finance
330/856-2443
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STONERIDGE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	For the Three Months		For the Fiscal Years
	Ended December 31,		Ended December 31,
	2007	2006	2007	2006
	(Unaudited)	(Unaudited)	(Unaudited)	(Audited)
Net Sales	$185,476	$171,215	$727,120	$708,699

Costs and Expenses:
Cost of goods sold	137,352	135,174	559,397	549,793
Selling, general and administrative	34,561	32,956	133,614	124,302
Provision for doubtful accounts, net	12	(308)	94	236
(Gain) loss on sale of property, plant and equipment, net	(245)	151	(1,710)	(1,303)
Restructuring charges	852	454	926	608

Operating Income	12,944	2,788	34,799	35,063

Interest expense, net	5,189	4,282	21,759	21,744
Equity in earnings of investees	(2,969)	(2,321)	(10,893)	(7,125)
Other (income) loss, net	(76)	(892)	709	805

Income Before Income Taxes	10,800	1,719	23,224	19,639

Provision for income taxes	4,319	269	6,553	5,126

Net Income	$6,481	$1,450	$16,671	$14,513

Basic net income per share	$0.28	$0.06	$0.72	$0.63

Basic weighted average shares outstanding	23,215	22,930	23,133	22,866

Diluted net income per share	$0.28	$0.06	$0.71	$0.63

Diluted weighted average shares outstanding	23,524	23,248	23,548	23,161

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STONERIDGE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	December 31,
	2007	2006
	(Unaudited)	(Audited)
ASSETS

Current Assets:
Cash and cash equivalents	$95,924	$65,882
Accounts receivable, less allowances for doubtful accounts and other reserves of $4,736 and $5,243, respectively	122,288	106,985
Inventories, net	57,392	58,521
Prepaid expenses and other	15,926	13,448
Deferred income taxes	9,829	9,196

Total current assets	301,359	254,032

Long-Term Assets:
Property, plant and equipment, net	92,752	114,586
Other Assets:
Goodwill	65,176	65,176
Investments and other, net	39,454	30,875
Deferred income taxes	29,028	37,138

Total long-term assets	226,410	247,775

Total Assets	$527,769	$501,807

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$69,373	$72,493
Accrued expenses and other	47,198	45,624

Total current liabilities	116,571	118,117

Long-Term Liabilities:
Long-term debt	200,000	200,000
Deferred income taxes	2,665	1,923
Other liabilities	2,344	3,145

Total long-term liabilities	205,009	205,068

Shareholders’ Equity:
Preferred Shares, without par value, authorized 5,000 shares, none issued	—	—
Common Shares, without par value, authorized 60,000 shares, issued 24,601 and 23,990 shares and outstanding 24,209 and 23,804 shares, respectively, with no stated value	—	—
Additional paid-in capital	154,173	150,078
Common Shares held in treasury, 392 and 186 shares, respectively, at cost	(383)	(151)
Retained earnings	38,372	21,701
Accumulated other comprehensive income	14,027	6,994

Total shareholders’ equity	206,189	178,622

Total Liabilities and Shareholders’ Equity	$527,769	$501,807

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STONERIDGE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	For the Fiscal Years
	Ended December 31,
	2007	2006
	(Unaudited)	(Audited)
OPERATING ACTIVITIES:
Net cash provided by operating activities	$33,525	$46,540

INVESTING ACTIVITIES:
Capital expenditures	(18,141)	(25,895)
Proceeds from sale of fixed assets	12,315	2,266
Proceeds from sale of partnership interest	—	1,153
Business acquisitions and other	—	(2,133)

Net cash used for investing activities	(5,826)	(24,609)

FINANCING ACTIVITIES:
Repayments of long-term debt	—	(44)
Share-based compensation activity	2,119	301
Other financing costs	(1,219)	(150)

Net cash provided by financing activities	900	107

Effect of exchange rate changes on cash and cash equivalents	1,443	3,060

Net change in cash and cash equivalents	30,042	25,098

Cash and cash equivalents at beginning of period	65,882	40,784

Cash and cash equivalents at end of period	$95,924	$65,882

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